SECURITIES AND EXCHANGE COMMISSION

                         Washington, D. C.  20549

                                 Form 8-K

                              CURRENT REPORT




  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) July 16, 1996

                     United Security Bancshares, Inc.
          (Exact name of registrant as specified in its charter)


          Alabama                       0-14549               63-0843362
(State of other jurisdiction          (Commission           (IRS Employer
     of incorporation)                File Number)        Identification No.)

   131 West Front Street,           Thomasville, AL              36784

                 (Address of principal executive offices)

     Registrant's telephone number, including area code (334) 636-5424

       (Former name of former address, if changed since last report)



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Item 5.   Other Events

     On July 16, 1996, the registrant entered into a letter of intent
(Exhibit 99.1) to merge with First Bancshares, Inc. ("FBI"). FBI is a holding company that owns 100% of the outstanding common stock of First Bank and Trust. First Bank and Trust is an Alabama-chartered bank, headquartered in Grove Hill, Alabama with total assets of approximately $186 million. FBI maintains six (6) branches in Clarke and Bibb Counties, Alabama.

     The letter of intent provides for the issuance of 5.8321 shares of the registrant's common stock for each share of FBI common stock. The registrant and FBI also granted each other an option (Exhibits 99.2 and 99.3) to purchase up to 8% of the outstanding shares of common stock of each entity in the event that certain specified events occur. Those events include the willful and intentional breach of a covenant set forth in the definitive agreement to merge, or if the option granting party enters into an agreement to effect a business combination with another entity.

     It is anticipated that the acquisition will be accounted for as a pooling of interests.



Item 7.   Financial Statements and Exhibits

Exhibit 99.1 Letter of intent between United Security Bancshares, Inc. and First Bancshares, Inc. to effect a merger under the pooling of interests accounting treatment.

Exhibit 99.2 Stock Option Agreement dated as of July 16, 1996, from First Bancshares, Inc. to United Security Bancshares, Inc.

Exhibit 99.3 Stock Option Agreement dated as of July 16, 1996, from United Security Bancshares, Inc. to First Bancshares, Inc.

Exhibit 99.4   Press Release relating to the Letter of Intent.


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

     Dated:    July 19, 1996.


                              UNITED SECURITY BANCSHARES, INC.



                              By:  /s/ Jack M. Wainwright, III
                                   Jack M. Wainwright, III
                                   President

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